PriceSmart Announces Fiscal 2020 Second Quarter Operating Results

San Diego, CA (April 8, 2020) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 45 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the second quarter of fiscal year 2020 which ended on February 29, 2020.

Comments from Sherry Bahrambeygui, Chief Executive Officer

“As always, and especially in response to the threats caused by the COVID-19 pandemic that we face in our 13 different markets, our top priority is to provide a safe work environment for our employees, who in turn ensure that our members have uninterrupted access to fresh, affordable food and basic goods, especially now. We have proactively taken numerous precautions to keep our warehouses clean, our members safe and our employees informed of current and developing best practices to reduce the risk of exposure.  We have adopted additional and novel initiatives to provide goods and services to, and transact with, our members in ways that reduce the need for physical contact.  We continuously adapt our practices to utilize our warehouse clubs and distribution centers most effectively, manage our supply chain to ensure a continued supply of essential goods, and expedite our adoption of technological innovation, despite continual changes caused by the effects of this pandemic.  We also are working to deploy our workforce in a thoughtful manner, including by developing a program to teach employees skills so they can support our efforts to provide members with additional alternative ways to shop. I am so incredibly proud of the extraordinary work and selflessness of our employees at all levels of the company under extremely challenging conditions.

As noted in our March 2020 Merchandise Sales press release, we saw a significant increase in our net merchandise sales in March driven in part by initial stockpiling, primarily of foods and essentials. Following a strong start, sales moderated and later decreased in the second half of the month as various governments in our markets responded to the outbreak with travel restrictions, ‘shelter in place’ advisories, curfews, and social distancing measures. Many governments have imposed or are experimenting with policies and restrictions affecting the retail sectors of our markets. Many of these policies and restrictions have resulted in limiting access for our members and impacting our club operations, including temporary club closures, limits on the number of days during the week and hours per day our clubs can be open, restrictions on segments of the population permitted to shop on particular days, and limits on the number of people that can be in a club.  These restrictions change day-to-day and vary from market-by-market.

To best accommodate our members within these developing restrictions, we have introduced an online catalog that enables our members to see, almost real-time, the availability of products for all clubs. For certain warehouse clubs, we have launched curbside pickup and home delivery by us or in coordination with third-party delivery services.  We also are launching online ordering and pick-up at club, which we refer to as “Click and Go.”  Where we have experienced the most significant limitations, we have offered a “drive-through” alternative with a limited offering of basic goods. We are committed to making sure our members have the essential items they need during this difficult time.  However, we expect the impact of the pandemic and the related varied restrictions on our operations to adversely affect traffic and sales over the next few months.

As we disclosed yesterday, due to the uncertainty surrounding the potential impact of the outbreak on our results of operations and cash flows, we are proactively taking steps to access and preserve cash available on-hand, including, but not limited to, drawing funds on our short-term facilities and delaying strategic capital expenditures. Although we will complete the construction of our warehouse club in Liberia, Costa Rica in May 2020, we have decided to postpone the opening of that club. Additionally, with respect to our previously announced future warehouse club openings on land that we have acquired in Bogota and Bucaramanga, Colombia and in Jamaica, we have decided, at this time, to suspend or not to initiate the construction and opening of those clubs.  We are considering and planning for additional cost savings measures in the U.S. and in the markets where we operate.

Even though the world looks dramatically different today than it did even a month ago, our values, our commitments and our discipline remain unchanged. We believe adhering to these core tenets will allow us to emerge from this challenging time strengthened by the experience.  We wish you and your families good health and safety, as we all work together to emerge from this crisis.”

Second Quarter Financial Results

Total revenues for the second quarter of fiscal year 2020 increased 6.1% to $906.7 million compared to $854.4 million in the second quarter of the prior year. For the second quarter of fiscal year 2020, net merchandise sales increased 6.3% to $871.7 million from $820.3 million in the second quarter of fiscal year 2019. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $2.9 million or 0.3% of net merchandise sales.

The Company had 45 clubs in operation as of February 29, 2020, compared to 41 warehouse clubs in operation as of February 28, 2019.

For the thirteen-week period ended March 1, 2020, comparable net merchandise sales increased 0.4% compared to the same thirteen-week period a year ago. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $3.3 million, or 0.4% of comparable net merchandise sales.

The Company recorded operating income for the second quarter of fiscal year 2020 of $38.8 million, as compared to operating income of $36.5 million in the prior year. Net income attributable to PriceSmart was $25.6 million, or $0.85 per diluted share, in the second quarter of fiscal year 2020. Net income in the second quarter of fiscal year 2019 was $23.8 million, or $0.79 per diluted share.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday.  The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for improved sales comparison, as we experience higher merchandise club sales on the weekends.  Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates we use to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. The disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better our underlying performance.

PriceSmart management plans to host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, April 9, 2020 to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 for domestic callers or (412) 317-5214 for international callers, and asking to join the PriceSmart, Inc. call. A digital replay will be available through April 16, 2020, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay access code 10139915.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart members. PriceSmart operates 45 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia, Costa Rica, and Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, breaches of security or privacy of member or business information, cost increases from product and service providers, interruption of supply chains, epidemic, pandemic or other public health issues, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 filed with the United States Securities and Exchange Commission (“SEC”) on October 29, 2019. These risk factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Revenues:
Net merchandise sales	$871,726	$820,290	$1,650,454	$1,567,733
Export sales	8,434	6,844	16,708	15,033
Membership income	14,093	12,845	27,839	25,585
Other revenue and income	12,482	14,446	23,675	25,711
Total revenues	906,735	854,425	1,718,676	1,634,062
Operating expenses:
Cost of goods sold:
Net merchandise sales	743,434	705,546	1,406,158	1,346,701
Export sales	8,078	6,486	16,049	14,264
Non-merchandise	4,662	4,826	8,913	9,073
Selling, general and administrative:
Warehouse club and other operations	84,022	75,708	163,395	149,930
General and administrative	27,618	24,968	53,502	52,303
Pre-opening expenses	44	97	997	112
Loss on disposal of assets	68	258	139	473
Total operating expenses	867,926	817,889	1,649,153	1,572,856
Operating income	38,809	36,536	69,523	61,206
Other income (expense):
Interest income	586	423	879	814
Interest expense	(1,690)	(1,001)	(2,552)	(2,034)
Other income (expense), net	723	(372)	(262)	(2,191)
Total other expense	(381)	(950)	(1,935)	(3,411)
Income before provision for income taxes and loss of unconsolidated affiliates	38,428	35,586	67,588	57,795
Provision for income taxes	(12,702)	(11,703)	(22,105)	(19,243)
Loss of unconsolidated affiliates	(15)	(20)	(63)	(44)
Net income	25,711	23,863	45,420	38,508
Less: net income attributable to noncontrolling interest	(111)	(53)	(92)	(86)
Net income attributable to PriceSmart, Inc.	$25,600	$23,810	$45,328	$38,422
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.85	$0.79	$1.49	$1.27
Diluted	$0.85	$0.79	$1.49	$1.27
Shares used in per share computations:
Basic	30,255	30,206	30,266	30,189
Diluted	30,258	30,211	30,271	30,200
Dividends per share	$0.70	$0.70	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 29,
	2020	August 31,
	(Unaudited)	2019
ASSETS
Current Assets:
Cash and cash equivalents	$132,845	$102,653
Short-term restricted cash	93	54
Short-term investments	30,448	17,045
Receivables, net of allowance for doubtful accounts of $125 as of February 29, 2020 and $144 as of August 31, 2019, respectively	10,905	9,872
Merchandise inventories	323,022	331,273
Prepaid expenses and other current assets (includes $0 and $2,736 as of February 29, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	28,242	30,999
Total current assets	525,555	491,896
Long-term restricted cash	3,831	3,529
Property and equipment, net	706,848	671,151
Operating lease right-of-use assets, net	123,231	—
Goodwill	45,413	46,101
Other intangibles, net	11,378	12,576
Deferred tax assets	18,823	15,474
Other non-current assets (includes $241 and $0 as of February 29, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	52,578	44,987
Investment in unconsolidated affiliates	10,635	10,697
Total Assets	$1,498,292	$1,296,411
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$3,579	$7,540
Accounts payable	281,098	286,219
Accrued salaries and benefits	25,118	25,401
Deferred income	27,084	25,340
Income taxes payable	7,773	4,637
Other accrued expenses and other current liabilities (includes $45 and $0 as of February 29, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments	41,824	32,442
Operating lease liabilities, current portion	8,402	—
Dividends payable	10,719	—
Long-term debt, current portion	16,247	25,875
Total current liabilities	421,844	407,454
Deferred tax liability	1,718	2,015
Long-term portion of deferred rent	—	11,198
Long-term income taxes payable, net of current portion	4,784	5,069
Long-term operating lease liabilities	127,042	—
Long-term debt, net of current portion	113,879	63,711
Other long-term liabilities (includes $3,920 and $2,910 for the fair value of derivative instruments and $5,828 and $5,421 for post-employment plans as of February 29, 2020 and August 31, 2019, respectively)	10,158	8,685
Total Liabilities	679,425	498,132

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,450,817 and 31,461,359 shares issued and 30,599,058 and 30,538,788 shares outstanding (net of treasury shares) as of February 29, 2020 and August 31, 2019, respectively	3	3
Additional paid-in capital	441,372	443,084
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(152,573)	(144,339)
Retained earnings	549,703	525,804
Less: treasury stock at cost, 851,759 shares as of February 29, 2020 and 924,332 shares as of August 31, 2019	(32,098)	(38,687)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	817,893	797,351
Noncontrolling interest in consolidated subsidiaries	974	928
Total stockholders' equity	818,867	798,279
Total Liabilities and Equity	$1,498,292	$1,296,411